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                                                                 EXHIBIT 23.1(c)


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 13, 1999, related to the combined financial statements of the Noblesville IN, Jeffersonville IN, and Lafayette IN cable television systems as of October 31, 1998 and December 31, 1997 and the period from January 1, 1998 to October 31, 1998 and the year ended December 31, 1997, in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Insight Midwest, L.P. for the registration of $200,000,000 of its 9 3/4% Senior Notes due 2009.


                                                /s/ Ernst & Young LLP


New York, New York
March 29, 2000